EXHIBITS 5.1 AND 23.1

OPINION OF ANNA EAST CORCORAN, ESQ.

Anna E. Corcoran, Esq.
Assistant General Counsel
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
O: (865) 223-6575
F: (865) 691-8209 acorcoran@millerenergyresources.com

September 20, 2012

Miller Energy Resources, Inc.

9721 Cogdill Road, Suite 302

Knoxville, TN  37932

Re:

Miller Energy Resources, Inc., a Tennessee corporation (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the issuance of 1,064,801 shares of the Company’s common stock (the “Registerable Shares”) pursuant to the terms and conditions of a Special Warrant Exercise Agreement by and between the Company and the signatories thereto. The Registerable Shares are being offered and sold pursuant to a prospectus dated September 18, 2012, a prospectus supplement dated September 20, 2012, and the Company’s registration statement on Form S-3 (Registration No. 333-183750) which was declared effective by the Securities and Exchange Commission on September 18, 2012 (collectively, the “Registration Statement”).

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Charter, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company approving the Special Warrant Exercise Agreement and authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as I have deemed necessary for the expression of the opinion herein contained.  In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, I am of the opinion that the Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

I express no opinion as to matters governed by or the laws of any jurisdiction other than the Tennessee Code, the laws of the State of Tennessee and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of my name under the caption "Legal Matters" in the prospectus supplement forming a part of the Registration Statement.

Very truly yours,

/s/ Anna East Corcoran
Anna East Corcoran, Esq.